UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2013

TRANSDIGM GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 706-2960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2013, TransDigm Inc. (“TransDigm”), a wholly-owned subsidiary of TransDigm Group Incorporated (“TD Group”), TD Group and certain subsidiaries of TransDigm entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) with Credit Suisse AG, as administrative agent and collateral agent, and the other agents and lenders named therein pursuant to which TransDigm amended and restated its Existing Credit Agreements (as defined below) into the Amended and Restated Credit Agreement attached as Exhibit A to the Amendment and Restatement Agreement (the “2013 Credit Agreement”) and its Existing Security Agreement (as defined below) into the Amended and Restated Guarantee and Collateral Agreement attached as Exhibit B to the Amendment and Restatement Agreement (the “2013 Security Agreement”).

Reference is hereby made to (i) that certain Credit Agreement, dated as of December 6, 2010, as amended by Amendment No. 1, dated as of March 25, 2011 and Amendment No. 2, dated as of October 9, 2012 (the “2010 Credit Agreement”), among TransDigm, TD Group, each subsidiary of TransDigm party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, (ii) that certain Credit Agreement, dated as of February 14, 2011, as amended by Amendment No. 1 and Incremental Term Loan Assumption Agreement, dated as of February 15, 2012 and Amendment No. 2 and Incremental Term Loan Assumption Agreement, dated as of October 9, 2012 (the “2011 Credit Agreement” and together with the 2010 Credit Agreement, the “Existing Credit Agreements”), among TransDigm, TD Group, each subsidiary of TransDigm party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, and (iii) that certain Guarantee and Collateral Agreement, dated as of June 23, 2006, as amended and restated as of December 6, 2010, and further amended and restated on February 14, 2011 (as supplemented from time to time prior to the date hereof, the “Existing Security Agreement”), among TransDigm, TD Group, each subsidiary of TransDigm party thereto and Credit Suisse AG, as administrative agent and collateral agent.

TransDigm is the borrower under the 2013 Credit Agreement, which provides for a $2,200 million term loan facility (the “Term Loan Facility”), which was fully drawn on February 28, 2013, and a $310 million revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facility, the “New Senior Secured Credit Facility”). The proceeds of the Term Loan Facility were used to repay in full the outstanding term loans under the 2011 Credit Agreement and the related transaction expenses associated therewith. The Term Loan Facility consists of two tranches of term loans—tranche B term loans and tranche C term loans, and the Revolving Credit Facility consists of two tranches—revolving A commitments and revolving B commitments. The tranche B term loans consist of $500 million in the aggregate and the tranche C term loans consist of $1,700 million in the aggregate. The tranche B term loans mature on February 14, 2017 and the tranche C term loans mature on February 28, 2020. The revolving A commitments consist of $32 million in the aggregate and the revolving B commitments consist of $278 million in the aggregate. The revolving A commitments mature on December 6, 2015 and the revolving B commitments mature on February 28, 2018.

Under the terms of the 2013 Credit Agreement, TransDigm is entitled on one or more occasions, subject to the satisfaction of certain conditions, to request additional commitments under the Revolving Credit Facility or additional term loans in the aggregate principal amount of up to $500 million to the extent that existing or new lenders agree to provide such additional term loans. In addition, TransDigm is entitled to convert, subject to certain conditions, the revolving A commitments to revolving B commitments. All of the indebtedness outstanding under the New Senior Secured Credit Facility is guaranteed by TD Group and all of TransDigm’s current and future domestic restricted subsidiaries (other than immaterial subsidiaries). In addition, pursuant to the terms of the 2013 Security Agreement, the obligations of TransDigm and the guarantors under the New Senior Secured Credit Facility are secured ratably in accordance with each lender’s respective revolving and term loan commitments by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (but excluding leasehold interests and certain other assets) of TransDigm and its existing and future domestic restricted subsidiaries (other than immaterial subsidiaries), and a first priority pledge of the capital stock of TransDigm and its subsidiaries (other than foreign subsidiaries and certain domestic subsidiaries, of which 65% of the voting capital stock is pledged).

The interest rates per annum applicable to the loans under the New Senior Secured Credit Facility will be, at TransDigm’s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month (or to the extent agreed to by each relevant lender, nine or twelve-month) interest periods chosen by TransDigm, in each case plus an applicable margin percentage.

The alternate base rate will be the greater of (i) (A) 2.50% with respect to revolving A loans and (B) 1.75% with respect to revolving B loans and term loans, (ii) Credit Suisse AG’s prime rate, (iii) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York, and (iv) the adjusted LIBO rate with a maturity of three months plus 100%. The LIBO rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve. The adjusted LIBO rate will be the greater of (i) (A) 1.50% with respect to revolving A loans and (B) 0.75% with respect to revolving B loans and term loans and (ii) the rate obtained by dividing (x) the LIBO Rate by (y) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

The applicable margin percentage is a percentage per annum equal to (i) with respect to revolving A loans, 2.75% with respect to alternate base rate loans and 3.75% with respect to adjusted LIBO rate loans, (ii) with respect to revolving B loans and tranche C term loans, 2.00% with respect to alternate base rate loans and 3.00% with respect to adjusted LIBO rate loans and (iii) with respect to tranche B term loans, 1.75% with respect to alternate base rate loans and 2.75% with respect to adjusted LIBO rate loans.

The Term Loan Facility requires quarterly principal payments beginning March 31, 2013. The term loan facility requires mandatory prepayments of principal based on certain percentages of Excess Cash Flow (as therein defined), commencing 90 days after the end of each fiscal year, commencing with the fiscal year ending September 30, 2014, subject to certain exceptions. In addition, subject to certain exceptions (including, with respect to asset sales, the reinvestment in productive assets), TransDigm will be required to prepay the loans outstanding under the term loan facility at 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain asset sales and issuance or incurrence of certain indebtedness. In addition, if, prior to February 28, 2014, the principal amount of the term loans are (i) prepaid substantially concurrently with the incurrence by TD Group, TransDigm or any its subsidiaries of new bank loans that have an effective yield lower than the yield in effect on the term loans so prepaid or (ii) received by a lender due to a mandatory assignment following the failure of such lender to consent to an amendment of the New Senior Secured Credit Facility that has the effect of reducing the effective interest rate with respect to the term loans, such prepayment or receipt shall be accompanied by a premium of 1.0%.

The New Senior Secured Credit Facility contains certain covenants that limit the ability of TD Group, TransDigm and TransDigm’s restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness or issue preferred stock; (ii) pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt; (iii) make investments; (iv) sell assets; (v) enter into agreements that restrict distributions or other payments from restricted subsidiaries to TransDigm; (vi) incur or suffer to exist liens securing indebtedness; (vii) consolidate, merge or transfer all or substantially all of their assets; and (viii) engage in transactions with affiliates.

The New Senior Secured Credit Facility contains customary events of default including, without limitation, the representations and warranties made in or in connection with the loan documents entered into in connection with the New Senior Secured Credit Facility prove to have been false or misleading in any material respect when made, the failure to make required payments, failure to comply with certain agreements or covenants, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, failure to pay certain judgments and a Change of Control (as defined therein). If such an event of default occurs, the lenders under the New Senior Secured Credit Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The lenders and the agents (and each of their respective subsidiaries or affiliates) of the New Senior Secured Credit Facility have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, TransDigm and TD Group and their respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from TransDigm and TD Group and their respective subsidiaries or affiliates, for such services.

The above summary of the Amendment and Restatement Agreement, the 2013 Credit Agreement, the New Senior Secured Credit Facility and the 2013 Security Agreement is qualified in its entirety by reference to the Amendment and Restatement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Amendment and Restatement Agreement, dated as of February 28, 2013, among TransDigm Inc., TransDigm Group Incorporated., Credit Suisse AG, as administrative agent and collateral agent, and the other agents and lenders listed therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2013

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment and Restatement Agreement, dated as of February 28, 2013, among TransDigm Inc., TransDigm Group Incorporated., Credit Suisse AG, as administrative agent and collateral agent, and the other agents and lenders listed therein.